UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2021

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including
area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available around August 13, 2021.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;

•	liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws;

•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;

•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, ESG and index businesses;

•	prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business;

•	the impact of the current COVID-19 pandemic on our business, financial condition, and results of operations;

•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event;

•	failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•	failing to differentiate our products and services and continuously create innovative, proprietary and insightful financial technology solutions;

•	liability relating to the information and data we collect, store, use, create and distribute or the reports that we publish or are produced by our software products;

•	trends in the financial services industry, including fee compression within the asset and wealth management sectors and increased industry consolidation;

•	an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology and data infrastructure to the public cloud and other outsourced providers;

•	the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate;

•	the failure to recruit, develop, and retain qualified employees;

•	challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India;

•	our indebtedness could adversely affect our cash flows and financial flexibility; and

•	the failure to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: July 9, 2021

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through June 30, 2021. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

Morningstar Data and Direct

1.	When customers do not renew their Morningstar Data or Direct licenses, excluding situations involving consolidation or restructuring, which competitor do they most frequently switch to?

a.	Has there been any significant change to the competitive landscape for these products?

b.	Are there any emerging vendors that have been winning against Morningstar Data and Direct more frequently?

We believe that the primary driver of churn in these product areas is client consolidation/ restructuring. We have a long, successful history of competing with various data and platform providers and typically win and retain clients based on the unique attributes of the products and services we provide.

As noted in our 10-K, our main global competitors for mutual fund data include Financial Express and Thomson Reuters. We also compete against smaller players that focus on local or regional information. For market and equity data, we primarily compete with FactSet, S&P Global, Interactive Data, and Thomson Reuters. We believe that Morningstar Data’s competitive strengths lie in its proprietary datasets, like managed fund data, that competitors have historically been unable to replicate at a similar breadth and depth. Occasionally, companies like Financial Express can offer a competitive dataset for a particular country or geographical area due to their local presences, but we tend to retain clients that rely on the more comprehensive offering that we provide. Our most typical non-renewal scenario for Morningstar Data involves redistributors and fintech clients. These firms will occasionally cancel as a result of strategic pivots, price sensitivity, or simply going out of business.

As outlined in our 10-K, we count Bloomberg, eVestment Alliance, FactSet Research System’s Cognity and SPAR, Strategic Insight’s Simfund, and Refinitiv’s Eikon amongst our competitive set for Morningstar Direct. We continue to demonstrate solid YOY growth in both revenue and licenses, with deceleration in recent quarters mainly attributed to consolidation due to mergers and acquisitions.

Ultimately, growth in Morningstar Direct hinges on our ability to build new datasets and deliver efficiencies in our clients’ workflows. Clients tend to stay with us because of the proprietary datasets they consume through the platform, as well as the ease of incorporating their own proprietary data sets into our custom calculations and templates. Recently, we’ve seen growing demand from clients for ESG-related datasets, which give Morningstar Direct users specific information regarding a fund’s sustainability factors. This functionality has particularly resonated in Europe due to the recently enacted Sustainable Finance Disclosure Regulation, but we have also seen interest rise in other markets. We’ve also continued to pull functionality from Sustainalytics into Morningstar Direct, most recently displaying company-level ESG Risk Ratings next to companies that are covered by a Sustainalytics analyst. This enhancement allows users to quickly determine what portfolio holdings contribute to or detract from an aggregate Portfolio ESG Risk Exposure score. In addition, we’ve incorporated ESG data and components into Presentation Studio, so that clients can more easily illustrate concepts such as Carbon Intensity and ESG Risk Distribution through visually appealing report templates.

2.	What were the key drivers behind the decrease in Morningstar Direct’s annual revenue renewal / retention rate?

a.	How did pandemic related headwinds impact that rate and have you seen those headwinds subside as you’ve moved into 2021?

In our 2020 10K, we disclosed that we modified our revenue renewal rate calculation; as such, the rate we reported in the 2019 10K for Morningstar Direct is not comparable with the 2020 rate. The primary driver of the methodology change for Morningstar Direct’s revenue renewal rate involves contract amendments; our historical revenue renewal rate calculation excluded the impact of any contract modification, whether positive or negative, from our renewal rate calculation. The updated methodology factors in net new business, along with the impact of any negative contract amendments. Under the current methodology, Morningstar Direct’s revenue renewal rate in 2019 was 97.2% vs. 96.4% in 2020. The primary driver of the underlying 80 bps of change was client consolidation, which negatively impacted both license and revenue growth. We believe the pandemic had little impact on Morningstar Direct’s revenue renewal rate in 2020, nor have we seen any material impact to date in 2021.

3.	We know that passive managers are some of your biggest clients, but help us understand how the shift from active to passive management impacts revenue at Morningstar Data and Direct? How much do passive managers pay for your services on average when compared to similar AUM active managers?

a.	For example, on an apples to apples basis, when an active manager terminates you while a passive manager hires you, what is the net revenue impact to Morningstar in the majority of cases?

It is important to consider three factors when understanding the impact that the rise of passive investing has on Morningstar’s overall business. First, while we agree that passive management is a clear source of growth in the market, our data suggests that assets under active management are not in decline despite the headlines. Citing our own data, you’ll see that assets under active management in the U.S. ended 2020 at $13.7 trillion, representing a compound annual growth rate of 7.3% over the past five years. This compares against almost $10 trillion of passively-managed AUM, which grew at a CAGR of 18.9% over the same time period. While passive AUM indeed grew faster than active AUM over this time, we continue to believe that as long as actively-managed assets continue to show growth, active managers will continue to rely on our services.

Second, asset managers represent a more substantial portion of the client mix for Morningstar Direct than Morningstar Data, with the latter’s mix skewed more toward broker/dealers and wealth managers. Asset managers use Morningstar Direct for marketing, proposal generation, and competitive analysis – workflows that all remain relevant and critical, particularly given the competitive dynamics that exist between active and passive.

Third, our clients include many of the world’s largest asset managers, many of whom have both active and passive products. As such, it is difficult to make an X:Y comparison on a comparable dollar basis for you since the growth in AUM of passive products does not represent a perfect negative correlation with revenue on the active management side. A representative case in point would be an active manager client that decides to launch an ETF. Such a client would likely retain its Morningstar Direct licenses for the actively-managed side of the business, but may also choose to add new seats to its license for employees managing the passive side of the business.

Over the past five years, Morningstar Data’s revenue CAGR was 8.3% and Morningstar Direct’s revenue CAGR was 9.2%. As such, both of these products have shown -and continue to show- healthy rates of revenue growth even amidst the rise of passive investing. If anything, we suspect that the rise of automation across the financial services industry has a greater impact on platform seat growth than passive investing; however, even if clients reduce seats of Direct due to automating parts of their business, we often pick up business from the same client through Morningstar Data by offering them data licenses or redistribution rights. Nevertheless, Morningstar Direct also continues to demonstrate growth in user seats.

Whether active or passive, we believe that our data and IP help clients evaluate the merits of managed investments in consistent and meaningful ways across strategies. Even though ETFs are used more frequently in portfolio construction these days, those portfolios still need to be analyzed.

Moreover, we’ve added solutions across our product offerings that specifically meet the needs of passive investors, such as Morningstar Indexes, which has shown healthy levels of growth, as well as private equity and ESG data and analytics. We are here to serve our clients’ needs no matter what method of investing is in favor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: July 9, 2021	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer